UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

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OneSpan Inc.

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LOGO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2020

To the Stockholders of
OneSpan Inc.:

The Annual Meeting of Stockholders of OneSpan Inc., a Delaware corporation (“Company”), will be held on Wednesday, June 10, 2020, commencing at 10:00 a.m. central time.  The Annual Meeting,  will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/OSPN2020 and entering your 16-digit control number (included on the Notice Regarding the Availability of Proxy Materials mailed to you). The purpose of the Annual Meeting will be for the following:

1.	To elect the ten director nominees named in the Proxy Statement to serve on the Board of Directors;
2.	To hold an advisory vote on executive compensation;
3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation;
4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
5.	To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge at this time of any other business to be presented or transacted at the meeting.

The Board of Directors recommends that you vote FOR each proposal set forth in this Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders of record on April 13, 2020 are entitled to notice of and to vote at the meeting. Further information as to the matters to be considered and acted upon can be found in the accompanying Proxy Statement.

By Order of the Board of Directors,

Steven R. Worth
Secretary

Chicago, Illinois
April 24, 2020

To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card. For your convenience, you may attend the Annual Meeting in person or through a webcast. You may attend the webcast of the meeting via the Internet at www.virtualshareholdermeeting.com/OSPN2020 when you enter your 16‐digit control number included with the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/OSPN2020. You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website. You may revoke your proxy at any time before it is voted at the Annual Meeting.

LOGO

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2020

This Proxy Statement is furnished by the Board of Directors of OneSpan Inc.  (“Company, “OneSpan,” “we,” “us” or “our”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 10, 2020, commencing at 10:00 a.m., local time, as a virtual stockholder meeting which can be accessed by visiting www.virtualshareholdermeeting.com/OSPN2020, and at any postponement or adjournment thereof. Directions may be obtained by calling (312) 766‑4001. Holders of record of shares of our common stock at the close of business on April 13,  2020, will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of common stock that you own entitles you to one vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder

Meeting to Be Held on June 10, 2020:

The Company’s Proxy Statement and Annual Report on Form 10‑K are available at: investors.onespan.com.

If you received a notice of internet availability of proxy materials (“E‑Proxy Notice”) by mail or electronically, you will not receive a printed copy of the Proxy Statement or Annual Report unless you specifically request one. Instead, the E‑Proxy Notice provides instructions on how you may access and review our proxy materials. The E‑Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E‑Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E‑Proxy Notice. On or about April 30, 2020, we will begin mailing printed copies of our proxy materials to certain of our stockholders and the E‑Proxy Notice to all other stockholders.

ANNUAL REPORT

Our Annual Report on Form 10‑K to Stockholders for the fiscal year ended December 31, 2019, has been included in the mailing of this Proxy Statement and our E‑Proxy Notice provides instructions to access our Annual Report through the internet. We recommend that you review it for financial and other information. It is not intended to be a part of the proxy soliciting material.  You can review and download a copy of OneSpan’s Annual Report on Form 10‑K by accessing our website, https://investors.onespan.com, or you can request paper copies, without charge, by writing to OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Secretary.

THE ANNUAL MEETING

Matters to be Considered

The Annual Meeting has been called to:

1.	To elect the ten nominees named in this Proxy Statement to serve on the Board of Directors (Proposal 1);
2.	To hold an advisory vote on executive compensation (“Say on Pay”) (Proposal 2);
3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation (“Say on Pay Frequency”) (Proposal 3);
4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 4); and
5.	To transact such other business as may properly come before the meeting.

Voting at the Annual Meeting

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Holders of record of outstanding shares of common stock at the close of business on April 13,  2020, are entitled to notice of and to vote at the Annual Meeting. As of April 13,  2020, there were 40,313,630 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to cast one vote on any matter submitted to the stockholders for approval.

Assuming the presence of a quorum, the voting will occur as follows: With respect to Proposal 1, each nominee must receive a majority of the votes cast with respect to that director’s election, and any director nominee who receives less than such majority in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results. Abstentions will have no effect on the outcome of the vote.

With respect to Proposal 2, Say on Pay requires the approval of a majority of the votes cast and entitled to vote thereon. Abstentions will have the same effect as voting against such proposal.

With respect to Proposal 3, Say on Pay Frequency has three options and one must receive a plurality of the votes cast and entitled to vote for such option to be deemed approved. Withheld votes will have no effect on the outcome of the vote.

With respect to Proposal 4, it requires the approval of a majority of the votes cast and entitled to vote thereon. Abstentions will have the same effect as voting against such proposal

Broker non-votes will also be counted by the election inspector in determining whether a quorum is present. Broker non-votes are proxies received from brokers when the broker has neither received voting instructions from the beneficial owner nor has discretionary power to vote on a particular proposal. Broker non-votes, because they are not considered “votes cast,” are not counted in the vote totals and will have no effect on the election of directors or the approval of any proposal considered at the Annual Meeting. Brokers are subject to the rules of the New York Stock Exchange (“NYSE”), and the NYSE rules provide that brokers only possess discretionary power to vote on matters that are considered routine, such as the ratification of the independent registered public accounting firm described in Proposal 4. In contrast, brokers do not have discretionary authority to vote shares held in street name on non-routine matters. Under the NYSE rules, the election of directors is not considered a routine matter. As a result, with respect to Proposal 1,  Proposal 2 and Proposal 3, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted:

1.	FOR the election of all nominees for election as director as listed herein;
2.	FOR the approval of executive compensation;
3.	THREE YEARS for the frequency of our future advisory votes on executive compensation;
4.	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
5.	In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

Any stockholder executing a proxy has the power to revoke it at any time before it has been voted by delivering written notice to the Secretary of the Company, by executing a later-dated proxy or by voting in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered prior to June 10, 2020 to:

OneSpan Inc.
121 West Wacker Drive, 20th Floor
Chicago, Illinois 60601
Attention: Secretary

Alternatively, hand delivered to the Secretary before the closing of the polls at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect ten directors. All of the director nominees will be elected at the Annual Meeting. Each director will serve until the annual meeting in 2021, until a qualified successor director has been elected, or until he or she resigns, dies or is removed.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following individuals for election as directors at the Annual Meeting: Marc  Boroditsky, Scott M. Clements, Michael P. Cullinane, John N. Fox, Jr.,  Naureen Hassan, Jean K. Holley, T. Kendall Hunt,  Marianne Johnson, Matthew Moog and Marc Zenner, all of whom are current directors and have agreed to serve if elected.

While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or the Board may, in its discretion, reduce the number of directors to be elected. The majority of the votes cast and entitled to vote at the Annual Meeting is required for the election of directors and any director nominee who receives less than such majority in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results. Abstentions and broker non-votes will not have an impact on the election of directors.

The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are being asked to approve an advisory resolution on the Company’s compensation of its named executive officers as reported in this Proxy Statement. We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which appears after the Compensation Committee report and that describes in detail how our executive compensation policies and procedures operate, how they are designed to achieve our compensation objectives and what compensation decisions our Compensation Committee made with respect to our named executive officers. We believe that our compensation programs are aligned with our strategic objectives and address evolving concerns in the very competitive technology industry. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules promulgated by the Securities and Exchange Commission (the “SEC”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2020 Annual Meeting of Stockholders:

RESOLVED, that the stockholders approve the compensation of the named executive officers of OneSpan Inc. as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and carefully consider the voting results when evaluating our executive compensation programs.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the Advisory Resolution on Executive Compensation.

PROPOSAL 3

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Stockholders are being asked to recommend, in a non-binding vote, whether the advisory stockholder vote on the compensation of our named executive officers should occur every one, two or three years. While this vote is non-binding, we value the opinions of our stockholders and will consider the outcome of the vote when considering the frequency of future advisory stockholder votes on executive compensation.

We believe a three-year frequency for the advisory stockholder vote on executive compensation is most consistent with the objectives of our executive compensation programs.

•

Our compensation programs are designed to reward both annual and long-term performance. We believe that a three-year time horizon provides stockholders with an appropriate measuring period for whether our executive compensation programs are achieving their objectives. In addition, because the Summary Compensation Table provides three years of compensation history, stockholders can view and compare compensation and performance trends since the last stockholder advisory vote.

•

A triennial advisory vote on executive compensation allows the Board of Directors and Compensation Committee time to evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of that vote with the stockholders, and develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation.

•

We encourage stockholders to contact the Board of Directors regarding executive compensation and other governance matters through the Chairman of the Compensation Committee. Thus, we view the advisory vote as an additional, but not exclusive, means for our stockholders to communicate their views on our executive compensation program.

•

Executive compensation is set by our Compensation Committee composed of entirely independent directors and our executive compensation programs are underpinned by strong governance features. This ensures that executive compensation continues to align appropriately with long-term stockholder interests and the Company’s performance in years no stockholder advisory vote is presented.

Stockholders will be able to specify one of four choices for this proposal on their proxy: three years, two years, one year or abstain. This is an advisory vote and the Board of Directors and the Compensation Committee will review the results of the vote and consider those results in making a determination on the frequency of future advisory votes.

The Board of Directors recommends that the stockholders vote “THREE YEARS” with respect to how frequently an advisory vote on the compensation of our named executive officers should occur.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG LLP served as independent registered public accounting firm for the fiscal year ended December 31, 2019 and has acted as independent registered public accounting firm for the Company since 1996. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND MANAGEMENT

Except as otherwise indicated below, the table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020, for (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) each person or entity known by OneSpan to beneficially own more than 5% of the outstanding shares of common stock. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them unless otherwise indicated. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date that such person has the right to acquire within 60 days after such date.

	Amount and nature of
	beneficial
Name of beneficial owner	ownership (1)		Percent of class
Executive Officers and Directors
Scott Clements	133,796		*
Mark S. Hoyt	73,350		*
Marc Boroditsky	—		*
Michael P. Cullinane	192,078		*
John N. Fox, Jr.	111,578		*
Naureen Hassan	—		*
Jean Holley	115,793		*
T. Kendall Hunt	6,558,589	(2)	16.3%
Marianne Johnson	—		*
Matthew Moog	55,384		*
Marc Zenner	10,000		*
All Executive Officers and Directors as a group (11 persons)	7,250,568		18.0%
5% Stockholders
BlackRock, Inc.	5,071,061	(3)	12.6%
Legion Partners Asset Management, LLC	2,411,883	(4)	6.0%
The Vanguard Group	2,171,181	(5)	5.4%

*Ownership is less than 1%.

(1)

The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days after March 31, 2020, including through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. As of March 31, 2020, there were 40,313,755 shares of common stock outstanding.

(2)

Includes 1,011,300 shares held in the Barbara J. Hunt Marital Trust. The amount also includes 200,000 shares held by T. Kendall Hunt’s spouse as to which shares Mr. Hunt disclaims beneficial ownership. The address of T. Kendall Hunt is 121 West Wacker Drive, Suite 2050, Chicago, IL 60601.

(3)	Based solely on a Schedule 13G/A filed on February 4, 2020, by this beneficial owner. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022.
(4)	Based solely on a Schedule 13F filed on February 13, 2020, by this beneficial owner. The address of Legion Partners Asset Management, LLC is 12121 Wilshire Blvd., Suite 1240, Los Angeles, CA 90025.

(5)	Based solely on a Schedule 13G/A filed on February 12, 2020, by this beneficial owner. The address of the Vanguard Group is 5100 Vanguard Blvd. Malvern, PA 19355.

The following table sets forth shares of our common stock that were authorized to be issued as of December 31, 2019, under the OneSpan Inc. 2019 Omnibus Incentive Plan  (“2019 Omnibus Incentive Plan”).

Equity Compensation Plan Information

Number of
securities
remaining
	Number of	Weighted	available for future
	securities to be	average exercise	issuance under
	issued upon	price of	equity
	exercise of	outstanding	compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants	securities reflected
Plan Category	and rights	and rights	in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	$—	4,560,636
Equity compensation plans not approved by security holders	not applicable	not applicable	not applicable
Total	—	$—	4,560,636

DIRECTORS AND EXECUTIVE OFFICERS

The Board has been active in executive and board refreshment for many years. Between 2015 and 2017, the Board oversaw the retirement of and succession for the three top executives at the Company. Mr. Hunt transitioned from CEO to Executive Chairman and now is our Founder and a director. During this transition, the Board created the position of Lead Independent Director which Mr. Fox filled. Mr. Fox later became our independent Board Chairman.

The Board’s refreshment activities also went beyond its leadership structure. During 2018 and 2019, the Board actively assessed itself against the Company’s current and expected future needs. The Board sought the advice of outside experts and large stockholders. This resulted in the addition of two new directors in 2019 that augmented the Board’s skills and experience primarily in the areas of SaaS software, recurring revenue business models, capital allocation, mergers and acquisitions, and financing. The refreshment activities continued into 2020 and the Board appointed two additional directors in March 2020. These latest directors added skills and experience in the financial services industry, financial technology platforms, innovation, and R&D, among others. They also increased our gender diversity bringing the total number of women on our Board from one to three. The Board is committed to continuing this process as it balances the knowledge and experience of our longer tenured directors, the onboarding of new directors, the evolving needs of the Company and the input of our stockholders.

Director Tenure

•	Average Years of Service on the Board: 8.6
•	0 – 2 Years: Four Directors
•	3 – 6 Years: One Director
•	7 – 10 Years: One Director
•	10+ Years: Four Directors

Gender Diversity

•	Three of the ten Directors are women

Sample of skills and experience represented among the ten Director Nominees

•	Technology industry, software, SaaS
•	Financial technology platforms, R&D, innovation
•	Executive leadership, operations, change management
•	Product management, international, strategy
•	Finance, capital allocation, M&A
•	Financial institutions, target market executive roles, banking industry

The names of and certain information regarding our current directors who are nominated for election and our executive officers appear below.

MARC D. BORODITSKY—Mr. Boroditsky has been a director since June 2019. He is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. He has been the Senior Vice President of Sales at Twilio Inc. (NYSE: TWLO) since May 2017 and before that its VP and General Manager of Authentication Solutions from February 2015. Prior to Twilio, Mr. Boroditsky was President and COO of Authy, a software authentication company, from September 2014 until it was acquired by Twilio in February 2015. Prior to Authy,  Mr. Boroditsky was VP of Identity and Access Management at Oracle. Mr. Boroditsky has more than 30 years of experience with technology companies. He has founded and financed four software companies in electronic medical records, authentication and identity management. He successfully sold Authy to Twilio and Passlogix to Oracle. Mr. Boroditsky received a bachelor’s degree from the University of California, San Diego.  Mr. Boroditsky is 57 years old.

Mr. Boroditsky has an extensive security software, sales, finance, product management and operations background, having served in executive roles at numerous technology companies, both private and publicly traded. He provides the Board with unique insights into the Company’s growth strategies, software solutions including SaaS,  software company operations and our target markets.

MICHAEL P. CULLINANE—Mr. Cullinane has been a director since April 1998. He is the Chairman of our Audit Committee and a member of our Compensation Committee and our Corporate Governance and Nominating Committee. From May 2008 through September 2013, Mr. Cullinane served as Executive Vice President and CFO of SilkRoad Technology, a software company in the human capital management space. Mr. Cullinane served as the Executive Vice President and CFO of Lakeview Technology Inc. from January 2005 to July 2007. Mr. Cullinane served as the Executive Vice President, CFO and director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, CFO and director of PLATINUM Technology International, Inc. from 1988 to June 1999. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana. Mr. Cullinane is 70 years old.

Mr. Cullinane has an extensive finance, accounting and technology background, having served as CFO of four technology companies, two of which were publicly traded. He provides the Board with unique insights into the Company’s growth strategies, global financial and accounting matters, and operations.

JOHN N. FOX, JR.—Mr. Fox has been a director since April 2005. He is Chairman of the Board, Chairman of our Compensation Committee and is a member of our Audit Committee and our Corporate Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director,

Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003 and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Since 2007, Mr. Fox has been a director of Cognizant Technology Solutions Corporation and has served on its Compensation Committee and the Nominating and Governance Committee. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan. Mr. Fox is 77 years old.

Mr. Fox has extensive global business experience having served as vice chairman and global director of an internationally prominent consulting firm. He has over 34 years of experience advising clients on large scale, complex transactions, including strategic initiatives, new business models, reengineered business processes, merger integration and organizational change. He provides our Board with the perspective of an executive with direct project management, staffing, compensation, change management and organizational process experience. In addition, Mr. Fox brings outside public company board experience to our Board.

NAUREEN HASSAN—Ms. Hassan has been a director since March 2020. She is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Ms. Hassan served as the Chief Digital Officer for Morgan Stanley Wealth Management (MSWM), a $17 billion revenue division of Morgan Stanley, and a member of the MSWM Operating Committee, from 2016 to 2020.  Previously, Ms. Hassan was the executive vice president leading Investor Services strategy, segments and platforms at the Charles Schwab Corporation and a member of the firm’s twenty-member Executive Committee from 2003 to 2016.  Ms. Hassan has been recognized within the financial services industry for her leadership in the digital space including by Investment News as an “Icons and Innovators” for 2018, ThinkAdvisor as a leading “Women in WealthTech”, Investment Advisor magazine on their IA25 list.  Ms. Hassan was previously on the board of the Charles Schwab Bank and the Women’s Initiative for Self-Employment. Ms. Hassan holds a BA from Princeton University (magna cum laude), and a Master of Business Administration from the Stanford University Graduate School of Business.  Ms. Hassan is 49 years old.

Ms. Hassan has decades of global business experience, particularly in the financial services industry which is the Company’s largest target market. Ms. Hassan has held the corporate roles that are often the decision maker or executive sponsor in our selling efforts to financial institutions. In addition, Ms. Hassan provides our Board with technology platform expertise, executive leadership focus and complex corporate operations background.

JEAN K. HOLLEY—Ms. Holley has been a director since August 2006. She is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee and Compensation Committee. Ms. Holley served as Group Senior Vice President and Chief Information Officer for Brambles Limited, the global leader in supply chain and logistic solutions, from September 2011 until her retirement in July 2017. From April 2004 until August 2011, Ms. Holley served as the Executive Vice President and Chief Information Officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world. Ms. Holley previously served as the Vice President and Chief Information Officer for USG Corporation from 1999 to 2003. Prior to that, she served as Senior IT Director for Waste Management, Inc. Since August 2017, Ms. Holley has been a director of Herc Holdings Inc. and is a member of its Audit and Financing Committees. Ms. Holley holds a B.S. in Computer Science/Electrical Engineering from Missouri University Science & Technology, and a M.S. in Computer Science/Engineering from Illinois Institute of Technology in Chicago. Ms. Holley is 61 years old.

Ms. Holley has an extensive background in information technology (IT) and engineering, global operations and manufacturing, corporate strategy and product development, having served as an executive and the chief information officer of two public companies and two large private companies. She brings to the Board the perspective of a technology executive with many years of experience in operations, communications strategy planning, talent management, product development, IT capabilities and data security.

T. KENDALL “KEN” HUNT—Mr. Hunt is our Founder and former CEO and Chairman.  Mr. Hunt served as Chairman of the Board from 1997 until 2018. He was our Chief Executive Officer from 1997 through 1999 and again from 2002 to 2017. He holds an MBA from Pepperdine University, Malibu, California, and a B.B.A. from the University of Miami, Florida. Mr. Hunt is 76 years old.

Mr. Hunt is our largest single stockholder. He has extensive experience in international business, data security, sales, customer relationships and the acquisition and development of businesses in the United States and Europe. His continued leadership as a Director of OneSpan brings to us intimate knowledge of our operations, corporate strategy, customer base and the perspective of a large stockholder.

MARIANNE JOHNSON—Ms. Johnson has been a director since March 2020. She is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. She is the chief product officer at Cox Automotive since 2018, where she leads the company’s product, engineering and data teams, as well as the product innovation discipline. Before joining Cox Automotive, Johnson was at First Data where she was head of product innovation and technology for the network and security solutions line of business and senior vice president of enterprise commercialization from 2015 to 2018. She has been named one of the top Women Worth Watching® by Profiles in Diversity Journal ® and Woman of the Year by The Technology Association of Georgia. Ms. Johnson is  55 years old.

Ms. Johnson has decades of experience in the financial technology field which is the primary way our products and solutions are used. She also brings to the Board experience in product management, R&D, data analytics, innovation and executive management.

MATTHEW MOOG—Mr. Moog has been a director since December 2012. He is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.  Mr. Moog served as the CEO of PowerReviews, Inc., a leading consumer ratings and reviews service from 2014 through 2020. In this role, Mr. Moog is responsible for leading the company to create innovative products and services that help consumers make smart decisions and help businesses gain valuable feedback. In addition, Mr. Moog is Founder of Built In, a network of regional online communities that connect, educate, and promote digital entrepreneurs and innovators. Mr. Moog is also the founder of the FireStarter Fund, an early stage investment fund focused on digital technology companies, and chaired the project to launch 1871, a 50,000 square foot co-working center for technology startups in Chicago. Previously, Mr. Moog served as President & CEO of Q Interactive and CEO of CoolSavings, Inc., the predecessor to Q Interactive. Mr. Moog holds a BA in Political Science from George Washington University. Mr. Moog is 49 years old.

Mr. Moog brings to the Board the perspective of a technology company founder and executive with many years of experience in sales, business development, product development, cloud computing, capital allocation and executive management.

MARC ZENNER—Mr. Zenner has been a director since June 2019. He is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. He retired from investment banking in September 2017 after having spent 10 years at J.P. Morgan and 6 years at Citigroup. At J.P. Morgan,  Mr. Zenner was a Managing Director and Global Co-Head of Corporate Finance Advisory. At Citigroup, he was a Managing Director and Global Head of the Financial Strategy Group. In addition to investment banking, Mr. Zenner also had a distinguished career as a professor where he taught undergraduate, MBA and Ph.D. students in finance at the University of North Carolina Chapel Hill, Kenan-Flagler Business School. Mr. Zenner received numerous awards for his teaching and is the author of a wealth of academic and business articles. Mr. Zenner is originally from Belgium where he received an undergraduate degree in business engineering from the Katholieke Universiteit in Leuven. He then received an MBA from City University in London, U.K., and a  Ph.D. in Financial Economics from Purdue University in W. Lafayette, Indiana where he was a Fulbright Scholar. Mr. Zenner previously served on the board of directors of Sentinel Energy Services (NASDAQ: STNL)  where he was the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Zenner currently serves on the board of directors of Innerworkings, Inc. since 2019 where he is a member of the Audit Committee.  Mr. Zenner is 57 years old.

Mr. Zenner has extensive finance, investment banking, capital markets, M&A and capital allocation experience, having served in senior roles at major international investment banks and as a Professor of Finance. He provides the Board with deep insights into the Company’s  capital structure, capital allocation strategies, and M&A program.

Executive Officers

SCOTT M. CLEMENTS—Mr. Clements has served as OneSpan’s President and Chief Executive Officer since July 2017. From November 2016 to July 2017, he served as the Company’s President and Chief Operating Officer, and prior to that, Mr. Clements served as the Company’s Chief Strategy Officer since he joined the Company in December 2015. Before joining OneSpan, Mr. Clements spent eleven years at Tyco International where he most recently served as Corporate Senior Vice President, Business Development focused on technology acquisitions. Prior to that, Mr. Clements served as President of Tyco Retail Solutions and also as Tyco’s Chief Technology Officer. Before joining Tyco, Mr. Clements spent a decade at Honeywell International in domestic and international financial and operational leadership roles. Mr. Clements received a bachelor’s degree in chemical engineering and advanced process control from The Ohio State University and an MBA in finance and corporate strategy from the University of Michigan in Ann Arbor. Mr. Clements is 57 years old.

Mr. Clements has extensive experience in leadership roles in the technology industry with a strong focus on developing and deploying successful business strategies that integrate customer needs and technology innovation. Mr. Clements brings his broad corporate operational experience to the Board and serves as the sole member of senior management on the Board.

MARK S. HOYT—In November 2015, the Board of Directors appointed Mr. Hoyt to the positions of Chief Financial Officer and Treasurer. In March 2018, the Board also appointed Mr. Hoyt an Executive Vice President. Prior to joining the Company, Mr. Hoyt was the Chief Financial Officer of operations in Europe, Middle East and Africa for Groupon, Inc., and was based in Switzerland from 2012 to 2015, and from 2010 to 2012, he was Vice President of International Financial Operations of Groupon, Inc. and was based in Chicago. Mr. Hoyt is a CPA and began his career at PricewaterhouseCoopers, followed by international positions at Motorola, Inc. and CareerBuilder. Mr. Hoyt holds an MBA from the University of Chicago Booth School of Business and a B.S. in Accountancy from Miami University. Mr. Hoyt is 52 years old.

Meetings of the Board of Directors

The Board of Directors met 13 times during 2019. Each incumbent director attended more than 75% of the meetings of the Board and the meetings held by all committees on which he or she served in 2019, in the aggregate. As part of their duties, the directors are expected to attend the annual meetings of stockholders. Each of the directors attended last year’s annual meeting.

The Board of Directors presently has three standing committees, the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee, each of which is described more fully below.

Board Independence

Our Board of Directors conducts an annual review as to whether each of our directors meets the applicable standards of the NASDAQ Stock Market Rules. Our Board of Directors has determined that each of the current directors, other than T. Kendall Hunt (our former CEO) and Scott M. Clements (our current CEO), has no material relationship with OneSpan other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the directors, other than T. Kendall Hunt and Scott M. Clements.

Board Leadership Structure

The current leadership structure of the Company provides for the separation of the roles of the Chief Executive Officer and the Chairman of the Board of Directors. John N. Fox, Jr. serves as our independent Chairman of the Board and Scott M. Clements, also a director, serves as our President and Chief Executive Officer. At this time, the Board believes that in light of the Company’s size, the nature of our business, the separation of these roles serves the best interests of OneSpan and our stockholders.

Lead Independent Director

In 2017, the Board adopted a lead independent director policy. In the absence of an independent director holding the position of Chairman, the Board of Directors will appoint a Lead Independent Director. Given that Mr. Fox is our independent Chairman of the Board, the Lead Independent Director position is currently vacant. The duties of the lead independent director include:

Executive Sessions

• Preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent Directors. Provide a report to the CEO on all relevant matters arising from those sessions, and invites the CEO to join those sessions for further discussion as appropriate.

Call Meetings of Independent Directors

• Has the authority to call meetings of the independent Directors. Provide a report to the CEO on all relevant matters arising from those sessions, and invites the CEO to join those sessions for further discussion as appropriate.

Board Information, Agendas and Schedules

• Provide input on the quality, quantity, appropriateness and timeliness of information supplied by management to the Board with the objective of obtaining information sufficient for the Board to make informed decisions.

• Collaborate with the CEO, Chairman and management on setting the agenda for each Board meeting.

• Provide input on the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items.

Our independent directors regularly meet alone in executive session. In addition, the Audit, Compensation and Corporate Governance and Nominating Committees are comprised solely of independent directors. The Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

The Board’s Role in Risk Oversight

The Board of Directors is primarily responsible for overseeing the assessment and management of the Company’s risk exposure and does so directly and through each of its committees. The Board of Directors and each of its committees regularly discuss with management the Company’s major risk exposures, their likelihood, the potential financial impact such risks may have on the Company, and the steps the Company takes to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal compliance. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Corporate Governance and Nominating Committee oversees risks related to succession planning and compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics. As necessary or appropriate, the Board and its committees may also retain outside legal, financial or other advisors. The Board reviews the Company’s overall risk management program at least annually, including the corporate insurance program. Throughout the year, management updates the Board and relevant committees about factors that affect areas of potential significant risk. In addition, our internal audit director is involved with our enterprise risk management process and he communicates directly with our Audit Committee apart from management. We believe that this is an effective approach for addressing the risks faced by OneSpan and that our Board’s leadership structure, with an independent Chairman of the Board, also supports this approach by providing additional independent risk oversight.

Communications with Directors

Stockholders may send communications to the Board of Directors at the Company’s address, 121 West Wacker Drive, 20th Floor, Chicago, IL 60601. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to the Board as a whole and designated as “Confidential,” the communication will be delivered to the Chairman of the Board. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of the Board at its next regularly scheduled meeting.

Corporate Governance and Nominating Committee

The Board of Directors constituted and established the Corporate Governance and Nominating Committee with authority, responsibility, and specific duties as described in the Corporate Governance and Nominating Committee Charter. A copy of the charter is available on our website, investors.onespan.com, in the governance section of our investor relations webpage. The primary function of this committee is to assist the Board in:

•	Determining the appropriate structure of the Board, including committees;
•	Evaluating the performance of the Board and management;
•	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;
•	Providing oversight of management succession plans;
•	Providing oversight of the Corporate Governance Guidelines; and
•	Providing oversight of the Code of Conduct and Ethics.

The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. OneSpan does not have a formal policy with respect to director diversity. However, the Board believes that it is essential that OneSpan’s Board members represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders.

The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted with any other required information in writing to the attention of the Corporate Governance and Nominating Committee, c/o OneSpan Inc., 121 W. Wacker Drive., 20th Floor, Chicago, IL 60601 not less than 90 nor more than 120 days prior to the anniversary date of the prior year Annual Meeting of Stockholders and should not include self-nominations. Further requirements related to stockholder nominations can be found in the Company’s bylaws. The committee applies the same criteria described above to nominees recommended by stockholders.

The Corporate Governance and Nominating Committee is comprised of three or more directors, each of whom must be an independent director, as defined by the NASDAQ Stock Market Rules. The members of the committee are elected by the Board at its annual organizational meeting and serve at the pleasure of the Board until their successors are duly elected and qualified. The members of the Corporate Governance and Nominating Committee are Jean K. Holley (Chair), Marc Boroditsky, Michael P. Cullinane, John N. Fox, Jr., Matthew Moog, Marc Zenner, Naureen Hassan (as of March 17, 2020) and Marianne Johnson (as of March 17, 2020).  The Corporate Governance and Nominating Committee met five times during 2019.

Compensation Committee

The Compensation Committee of OneSpan’s Board of Directors is composed of three or more independent directors as determined in accordance with applicable rules of the NASDAQ Stock Market and the SEC and applicable rules under the Code. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website, www.investors.onespan.com in the governance section of our investor relations webpage. The Compensation Committee acts on behalf of our Board of Directors to establish the compensation of OneSpan’s named executive officers and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Compensation Committee administers the Company’s incentive plans for senior management, directors and other eligible individuals, both equity and cash-based plans.  The members of the Compensation Committee are John N. Fox, Jr. (Chairman), Marc Boroditsky, Michael P. Cullinane, Jean K. Holley, Matthew Moog, Marc Zenner, Naureen Hassan (as of March 17, 2020) and Marianne Johnson (as of March 17, 2020).  The Compensation Committee met eight times during 2019.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of three or more independent directors, as required by the NASDAQ Stock Market Rules, who also meet the additional independence standards required for audit committee members. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the charter is available on our website, www.investors.onespan.com in the governance section of our investor relations webpage. The members of the Audit Committee are Michael P. Cullinane (Chairman), Marc Boroditsky, John N. Fox, Jr.,  Jean K.  Holley, Matthew Moog, Marc Zenner, Naureen Hassan (as of March 17, 2020) and Marianne Johnson (as of March 17, 2020).  The Board of Directors has determined that Messrs. Cullinane, Zenner and Moog qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee recommends the selection of the independent registered public accounting firm to the Board of Directors. We are not required under our charter or Bylaws to submit the selection of the independent registered public accounting firm to a vote of the stockholders. The Audit Committee met ten times during 2019.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s  responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard 1301, as amended, (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting and their evaluation of the Company’s internal control over financial reporting.

The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communication with the Audit Committee concerning independence and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Audit Committee’s  discussion with management and the independent registered public accounting firm and the Audit Committee’s  review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Cullinane, Chairman
Marc Boroditsky
John N. Fox, Jr.
Naureen Hassan
Jean K. Holley
Marianne Johnson
Matthew Moog
Marc Zenner

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax, and permitted non-audit services rendered by KPMG LLP,  OneSpan’s independent registered public accounting firm. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management will also recommend, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process. The Audit Committee has also delegated to its Chairman the authority to pre-approve KPMG permissible non-audit services, with the Chairman and KPMG required to summarize any such approvals at the subsequent Audit Committee meeting.

The following sets forth the amount of fees paid to our independent registered public accounting firm, KPMG LLP, for services rendered in 2019 and 2018:

Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10‑Q, and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings were $1,951,017 for the fiscal year ended 2019 and $1,969,262 for the fiscal year ended 2018.

Audit-related Fees: The aggregate fees billed by KPMG LLP for professional services rendered that reasonably relate to the performance of the audit or review of our financial statements and fees related to assistance with registration statements filed with the SEC were $43,420 for the fiscal year ended 2019 and $0 for the fiscal year ended 2018.

Tax Fees: The aggregate fees billed by KPMG LLP for tax compliance and tax advice were $2,611 in 2019 and $39,198 in 2018.  The 2019 and 2018 fees represent permissible foreign subsidiary tax compliance services and permissible tax consulting services in the U.S.

All Other Fees: There were $85,085 of other fees billed by KPMG in 2019 and $65,737 in 2018, associated with the performance of permissible attestation services.

It is currently the policy of the Audit Committee to pre-approve all services rendered by KPMG LLP. The Committee is authorized by its Charter to review and pre-approve the audit plan and all other audit and permitted non-audit services, and related fees or other compensation to be paid to KPMG LLP. The Audit Committee pre-approved all of the above fees for both 2019 and 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussions, recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement. The Board approved our recommendation.

Respectfully submitted,

John N. Fox, Jr., Chairman
Marc Boroditsky
Michael P. Cullinane
Naureen Hassan
Jean K. Holley
Marianne Johnson
Matthew Moog
Marc Zenner

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A describes the material components of 2019 compensation and discusses the compensation decisions for our named executive officers (NEOs) listed in the Summary Compensation Table below. The NEOs are as follows:

•	President and Chief Executive Officer—Scott M. Clements (CEO); and
•	Executive Vice President and Chief Financial Officer—Mark S. Hoyt (CFO).

SAY-ON-PAY AND SAY-ON-PAY FREQUENCY VOTES

At our 2017 annual meeting, 96% of the votes cast by our stockholders approved our Say-on-Pay proposal. We meet with key investors throughout the year to understand the topics that matter most to them, including any that relate to executive compensation. We consider any such stockholder input, and evolving practices in the market, to strive for alignment in our executive pay programs.

Consistent with the recommendation of the Board, at our 2017 annual meeting, 53% of the votes cast by our stockholders approved our proposal to hold Say-on-Pay votes every three years. Therefore, at this time we are holding such advisory vote every three years.

EXECUTIVE SUMMARY

Our Company Evolution

Over the last several years, we have been actively engaged in an evolution of the Company across multiple dimensions. For over 20 years prior to this, the Company derived the vast majority of its revenue from the sale of hardware authentication tokens and associated services. Now that hardware revenue comprises approximately half of our total revenue and we expect continued growth of software sales to accelerate this evolution. The Board also tasked management with building the underlying organization, talent, tools and processes to transition into a software company; as well as develop new solutions, all while continuing to be cash flow positive. Some specific goals for 2019 included:

1.	Grow revenue in 2019 by over 10%
2.	Grow software and services revenue more than hardware revenue

3.	Produce at least $25 million in adjusted EBITDA
4.	Execute on our Trusted Identity technology and software solution strategy, including launching 2-3 new software solutions
5.	Maintain an active and disciplined M&A/strategic partner plan focused on strategically aligned and economically attractive businesses

These goals reflect a fundamental evolution of the Company that is underway. We have been experiencing a transition in leadership, in geographies that we serve, in revenue source, in corporate infrastructure and in the technology needs of our customers. We have many strengths that are helping us navigate this evolution including strong leadership, strong customer relationships, new solutions that address urgent business needs, a growing market for our overall solutions, a sound strategy and a strong balance sheet. In 2020, we are focused on continuing to execute this transition, particularly the improvement and optimization of the work that has been done over the last several years and our recent solution introductions.

Our 2019 Performance

Company Financial Results

•	Our revenue grew 20% during 2019 following 10% growth in 2018 and 1% growth in 2017.
•	Adjusted EBITDA for the full year 2019 was $32.9 million, or 13% of revenue.
•	Hardware Revenue and Software and Services Revenue each grew 20% in 2019.

Our financial results for 2019 exceeded the performance targets established by the Compensation Committee at the beginning of 2019 for annual cash bonuses. For long-term performance-based equity incentive compensation, which was measured on a three-year performance period from 2017 - 2019, the performance targets were exceeded. As a result, our named executive officers received a cash bonus for 2019 at 122% of the target amount and earned their three-year performance-based equity for 2017- 2019 at 116% of the target award. The long-term performance-based equity compensation issued at the beginning of 2018 will be measured on three-year performance from 2018-2020, and the long-term performance-based equity compensation issued at the beginning of 2019 will be measured on there-year performance from 2019-2021. The “Summary Compensation Table” below reflects the total compensation, consisting of earned salary and cash bonuses and the grant value of the 2019 – 2021 long-term performance-based equity compensation for our named executive officers for 2019.

Company Strategic Results

Consistent with our pay-performance philosophy, the Compensation Committee chose to focus primarily on quantitative goals for setting long-term compensation and annual bonus targets in 2019, performance against qualitative goals was also considered generally and with respect to setting 2020 compensation amounts. In addition, in 2020 the Compensation Committee introduced a strategic dimension discretionary component with a 10% weighting for the annual cash bonus.

Summary 2019 Compensation Results

The annual cash bonus opportunity for the named executive officers for 2019 was based on the achievement of one-year financial targets. As discussed more fully below, OneSpan’s results in 2019 exceeded the cash bonus targets and the named executive officers received cash bonuses in 2020 related to 2019 performance at 122% of target. The long-term equity incentive awards for 2019 were based 60% on the achievement of three-year financial targets, and 40% time-based vesting. If the three-year targets are achieved, the performance shares will cliff vest after the close of 2021. Time-based shares vest semi-annually over four years.

COMPENSATION OVERVIEW AND APPROACH

We operate in the very competitive global technology industry, specializing in cybersecurity, fraud management, e-signature and related hardware and software solutions, which are subject to constant change and require market-leading innovation and management. To succeed in this environment, OneSpan is required to attract, motivate, reward and retain highly talented and experienced executives and key employees.

Accordingly, the Compensation Committee is guided by the following principles:

•

Compensation should be based on the level of job responsibility, individual performance and Company performance. The greater the level of responsibility, the greater the proportion of compensation that should be linked to Company performance and stockholder returns, because of a greater ability to affect Company results.

•

Compensation should be aligned with the value of the job in the marketplace and should be designed to allow OneSpan to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry.

•

Compensation should reward performance, both annual and long-term. Accordingly, the Compensation Committee believes that a substantial portion of an executive officer’s compensation should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value, and that a substantial portion of that performance-based compensation should be paid in the form of equity.

•

Exceptional performance, both for the individual and for OneSpan, should be rewarded with a high level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level.

•	Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the Company’s long-term strategies and operational goals.
•

The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success. Even in periods of temporary downturns in Company performance or during periods of transition, the level of compensation should ensure that our executives would remain motivated and committed to OneSpan and the execution of our long-term strategies.

We use compensation data for a peer group of companies as one of several inputs and, specifically, as a reasonableness standard in determining the types and amounts of compensation we believe are appropriate for our named executive officers. We do not target a percentile range within the peer group. The total targeted compensation of our CEO and CFO were below the median of the peer group for 2019.

We believe that our approach to setting targets with multiple performance measurement metrics assists in mitigating excessive risk-taking that could harm OneSpan’s value or reward poor judgment by our executives. We have allocated compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk taking, but to reward meeting strategic company goals that should enhance shareholder value over time. In addition, we believe that the mix of equity awards granted under our long-term incentive program, which includes awards with multi-year vesting, as well as the significant equity holdings of our named executive officers, also mitigates against risk that would not be justified by a longer-term investment horizon.

We do not consider the realized value of past awards when determining current compensation. Rather, our focus in setting compensation is to ensure that the expected values of the equity grants at the time they are made are reasonable and competitive. However, our Compensation Committee also considers other factors, including the current equity holdings of our executives who are not founders and who joined the Company in recent years.

WHAT WE DO

•	Reward performance, both annual and long-term, through incentive compensation.
•	Balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.
•	Utilize performance-based equity to align the long-term interests with those of our shareholders.
•	Encourage significant stock holdings by named executive officers.
•	Clawbacks under plans and grant agreements.
•	Multi-year vesting of equity awards.
•	Double trigger requirement for a change of control payments.
•	Retain an independent external consultant to assist our Compensation Committee from time to time.

WHAT WE DO NOT DO

•	No excessive perquisites for our named executive officers.
•	No special executive retirement programs that are specific to our named executive officers.
•	No hedging transactions or short sales allowed.
•	No pledging, buying put or call options, or otherwise allowing our executives or directors to engage in speculative transactions with our stock.
•	No tax gross-ups on severance payments.

The Compensation Committee’s  Processes and Practices

The Compensation Committee of our Board of Directors makes all determinations regarding the compensation of OneSpan’s named executive officers including the evaluation and approval of compensation plans, policies and programs offered to our named executed officers. The Compensation Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

The Compensation Committee designed 2019 total compensation potential for our named executive officers based largely on at-risk incentive compensation. Compensation is designed to create incentives for strong financial and operational performance and for the long-term growth and value of the Company, thereby closely aligning the interests of management with the interests of our shareholders.

The majority of our named executive officers’ target compensation was at risk in the form of a performance-based cash bonus and three-year performance-based equity awards. Performance targets for the 2019 annual cash bonus were based on OneSpan’s annual budget and performance targets for the equity incentives were based on three-year financial forecasts. Failure to meet the targets would result in reduced or no payment of a cash bonus, and no issuance of shares. Overachievement of targets would result in the payment of cash or the issuance of stock above the targeted amounts, subject to maximums.

Consideration of Company and Industry Performance

The Compensation Committee took into account the Company’s performance during 2019, its 2019 budget, and long-term strategy as well as information about our peer group in its compensation decisions, as described below:

•

Assessment of OneSpan’s Performance. In 2019, we provided incentive compensation that would compensate the named executive officers for overall growth in OneSpan’s business. We provided annual performance-based incentive cash compensation measured against the growth of our overall business in all sectors. Our annual cash bonus targets were based on total revenue, software and services revenue and Adjusted EBITDA. For the named executive officers’ performance-based equity compensation, we used a three-year revenue performance target that will be measured at December 31, 2021, split equally between hardware and software and services revenue targets. Of the total equity award component, 60% is based on the three-year revenue targets as performance based restricted stock units (PSU’s) and the remaining 40% was granted as time-based restricted stock units vesting over four years (RSU’s).

•

Annual Performance Goals and Annual Assessments of Individual Performance. During February of each year, each of the named executive officers proposes for consideration by the Compensation Committee, annual goals (both individual and Company objectives) to be accomplished in the year. These goals are aligned with key Company strategic initiatives and the financial plan for the year.  The proposed goals of each named executive officer, other than our CEO, are reviewed and discussed by the individual and our CEO before they are presented to the Compensation Committee. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee often seeks further input from our CEO in establishing the annual performance goals for the other named executive officers. The proposed annual goals are reviewed, adjusted as the Compensation Committee considers appropriate and approved by the Compensation Committee. Progress is reviewed during the “performance year,” including a year-end performance review. The conclusions that result from the year-end review are used as one of the factors considered in determining an executive’s base salary for the following year.

•

Peer Analysis.    In making compensation decisions, as one of several inputs, the Compensation Committee reviews targeted total compensation for our named executive officers against the total compensation paid by a peer group of publicly traded technology companies. This peer group, which is reviewed and updated by the Compensation Committee annually, consists of companies against whom OneSpan competes for customers, talent and stockholder investment. The companies that were included in this peer group for purposes of determining 2019 compensation were determined by the Compensation Committee. The Compensation Committee has also consulted with Pay Governance LLC regarding the peer group from time to time, including with respect to updating the 2020 peer group. The Compensation Committee considered matters such as the relative size and stage of our development compared to others with whom we compete and the availability of compensation information for potential peer companies.

The peer group may change from year to year because compensation information at a potential peer company becomes available or unavailable (for example, information previously not available would become available once a company begins public filings, or information previously available could become unavailable if a company has been acquired and is no longer required to report such information publicly), because of a change in size of a potential peer company such that the Compensation Committee no longer considers it appropriate to consider the other company as a peer, or for other reasons determined appropriate by the Compensation Committee in its subjective judgment as it reviews potential peer companies. The Compensation Committee gathered information regarding the salary levels, bonus amounts, targeted bonus amounts and long-term equity award levels and types for executives at the peer group companies in positions comparable to those of the Company’s named executive officers. The data gathered was derived from information in publicly available proxy filings in 2019 regarding compensation paid by the peer group companies in 2018 (2019 compensation data was utilized to the extent available at the time the Committee’s information was gathered in late 2019).

There were 17 companies in the peer group reviewed by the Compensation Committee as part of establishing 2019 compensation levels for the named executive officers:

1.	American Software, Inc.
2.	Barracuda Networks, Inc.
3.	BlackLine, Inc.
4.	Callidus Software Inc.
5.	Carbonite, Inc.
6.	CPI Card Group Inc.
7.	FireEye, Inc.
8.	Gigamon Inc.
9.	Imperva, Inc.
10.	Proofpoint, Inc.
11.	PROS Holdings, Inc.
12.	Q2 Holdings, Inc.
13.	QAD Inc.
14.	Qualys, Inc.
15.	Rapid7, Inc.
16.	SecureWorks Corp.
17.	Varonis Systems, Inc.

Although the Compensation Committee reviews the compensation practices of the companies in the peer group, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as the Company’s overall financial and competitive performance. The Compensation Committee believes that this flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

Compensation Committee Meetings. The Compensation Committee meets several times each year  (eight times in 2019). Committee agendas are established by the Compensation Committee Chairman in consultation with the other Compensation Committee members and the Secretary.

Independent Committee Members. All the members of the Compensation Committee are outside directors and are independent.

Role of the Independent Consultant. The Compensation Committee retains an independent consulting firm from time to time as the Committee believes it is warranted. The Compensation Committee’s  Charter requires the Committee to assess various independence factors to better understand the level of independence of the consulting firm. The Compensation Committee did not engage an outside consulting firm with respect to 2019 compensation. However, it engaged with Pay Governance in 2019 for 2020 compensation matters. Pay Governance interacts with management as directed by the Compensation Committee; the firm does not perform any other services for the Company.

The use of an independent consultant from time to time provides additional assurance that OneSpan’s executive compensation is reasonable and consistent with our objectives and the Compensation Committee’s  guiding principles.

Role of Management. The Compensation Committee makes all determinations regarding the compensation of the named executive officers. The officers are asked to propose goals however they are subject to any modifications that the Compensation Committee considers appropriate and approved by the Compensation Committee. Our Chief Executive Officer evaluates the performance of the other named executive officers as part of the interim progress reviews during the year and as part of the year-end performance review. The Compensation Committee considers the

CEO’s evaluations and recommendations in setting compensation levels for the other named executive officers. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee reviews the CEO’s performance as compared to his performance goals at the same time as the performance of the other named executive officers is being reviewed, but without any recommendations by the CEO concerning his own performance. If it considers it appropriate to do so, the Compensation Committee may confer with other members of management or a compensation consultant in connection with the year-end performance reviews and the setting of compensation levels (both total compensation and individual components thereof) for the succeeding year.

Other Compensation Matters

•

Evaluation of “Say on Pay” Advisory Votes. Our first advisory “say on pay” vote in 2011 resulted in over 94% of votes cast approving our compensation program for named executive officers, and our second advisory “say on pay” vote in 2014 resulted in almost 95% of votes cast approving our compensation program for named executive officers. Our most recent advisory “say on pay” note was in 2017 where 96% of votes cast approved our compensation program. In addition, consistent with the recommendation of our Board, stockholders voted for “say on pay” frequency every three years, and we have implemented that recommendation, which is evidenced by the occurrence of our “say on pay” votes in 2014, 2017 and this year 2020. In addition, the advisory “say on pay frequency” vote from 2011 was affirmed in 2017 with 53% of the votes, the most, cast approving a three-year cycle. We evaluated the results of the 2017 “say on pay” vote as part of the annual overall assessment of our compensation program for our named executive officers. Noting the strong support from stockholders for our program, we determined that it continues to satisfy our objectives and to remain consistent with our compensation philosophy. Accordingly, the Compensation Committee did not make any material changes in the overall compensation program for the named executive officers based on the 2017 vote. However, we did modify our compensation program in 2017 based on the judgment of the Compensation Committee, including eliminating a one-year performance period for equity awards and using solely a three-year period instead, and introducing time-based restricted stock as a portion of the equity component.

•

Claw Backs. The Company’s equity incentive plan, standard equity grant agreements and cash incentive compensation plan provide that if the Company determines that the grantee’s Wrongful Act (as defined in each plan) was a significant contributing factor to the Company or a subsidiary having to restate all or a portion of its financial statements, the Compensation Committee may determine that such grantee will forfeit and must repay to the Company any Common Stock, cash or other property paid in respect of any awarded amount during the period beginning on the date the financial statements requiring restatement were originally released to the public or submitted to the Securities and Exchange Commission (whichever is earlier) and ending on the date the restated financial statements are filed with the Securities and Exchange Commission.

•

Executive Stock Ownership.  The Compensation Committee reviews the stock ownership policy for OneSpan’s executives. In 2016, the Compensation Committee adopted an executive stock ownership policy requiring executive officers to hold equity at least equal to a multiple of their current base salaries of each of the CEO and CFO of 300% and 150%, respectively, within three years of appointment. Shares that have been granted but are subject to additional time-based vesting are counted toward this requirement. At December 31, 2019, and as of the date of this proxy statement, all of our named executive officers comply with this policy. In addition, during 2019 and 2020, our CEO purchased additional stock during open trading windows with personal funds.

•

No hedging or pledging. The Company’s Officer and Director stock trading policy prohibits executive officers from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sale contracts for OneSpan securities; purchasing OneSpan securities on margin; borrowing against Company securities in a margin account; or pledging OneSpan securities.

•

No Excise Tax Gross-ups. The Company does not provide any excise tax gross-up for any payment to an executive officer that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code.

•	No Repricing of Stock Options. Our equity plans prohibit repricing stock options or paying cash for underwater stock options.
•

Executive Management Succession Plan. During 2016, the Company formalized its approach to executive management succession planning and adopted a written policy. The Company followed this approach as we replaced our Chief Financial Officer and our Chief Executive Officer in the last several years due to retirements.

ELEMENTS OF COMPENSATION

The principal components of compensation for the named executive officers consist of base salary, annual cash incentive compensation and long-term incentive compensation.

NEO Compensation for 2019

Compensation Element	Description	Cash	Equity
Base Salary	Fixed annual cash pay based on scope of responsibilities and individual performance

Annual Cash Bonus	Variable annual cash bonus tied to achievement of designated annual targets

Long-Term Incentive—40% Time-Based Restricted Stock Units with four-year vesting, 25% per year, semi-annually	Time-based stock program which encourages, and rewards continued four-year service with the Company and long-term performance of our common stock

Long-Term Incentive—60% Performance-Based Restricted Stock Units with vesting at the end of the three-year performance period, if earned

Variable performance-based stock program based on achievement of three-year financial targets, which encourages, and rewards continued service with the Company and long-term performance of our common stock

Base Salary

Base salary is the fixed element of the named executive officers’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. Salary increases are effective January 1 of each year.

In establishing the base salaries for 2019, the Compensation Committee considered OneSpan’s peer group data, Company performance and each individual’s accomplishment of his annual personal goals that had been established for the preceding year, and its own subjective assessment of each individual’s performance. Based on the foregoing factors, the base salaries of our named executive officers were as follows for 2019:

Name and Principal Position	Base Salary
Scott M. Clements President and Chief Executive Officer	$465,000
Mark S. Hoyt Executive Vice President and Chief Financial Officer	$370,000

Annual Cash Bonus

For 2019, each of the named executive officers were eligible to receive an annual cash bonus based on the Company’s achievement of annual financial metrics for the Company as a whole, that had been established by the Compensation Committee. The Compensation Committee, in its subjective judgment after reviewing several inputs, including the estimated compensation for officers in comparable positions at peer group companies, established the 2019 annual cash bonus targets as follows:

	Bonus at the Target	Percentage of	Bonus
Name and Principal Position	Level	Base Salary	Actually Earned (122%)
Scott M. Clements President and Chief Executive Officer	$465,000	100%	$567,300
Mark S. Hoyt Executive Vice President and Chief Financial Officer	$275,000	74%	$335,500

For 2019, the Compensation Committee, in its subjective judgment, determined that the annual cash bonus could be earned in whole or in part, based on the Company’s achievement of the following financial metrics.

•	Annual Revenue Component: 40% of the target award would be based on achievement of the annual revenue target;
•	Annual Software and Services Revenue Component: 35% of the target award would be based on achievement of the annual software and services revenue target; and
•

Annual Adjusted EBITDA Component: the remaining 25% of the target award would be based on achievement of the annual Adjusted EBITDA target (earnings before interest, taxes, depreciation and amortization, and after certain adjustments as disclosed in our earnings releases).

Annual Revenue Component

The annual revenue target was related to OneSpan’s operating budget for 2019 and was approved by the Compensation Committee in February 2019. If the named executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the target revenue likely would not be achieved. Forty percent of the possible total target annual cash bonus award was based on achievement of an overall revenue target of $234.0 million that was determined by the Compensation Committee in its subjective judgment. The following performance payout curve also was established by the Compensation Committee, in its subjective judgment, for performance at levels lower or higher than the revenue target, with a maximum payout if 2019 revenue was $245.0 million or more:

Performance Level (2019 Revenue)	Level of Payout as a Percent of Target
Less than $211.0 million	0%
$211.0 million	50%
$234.0 million	100%
$245.0 million or higher	150%

Payment for performance between stated levels would be interpolated. In addition, the Compensation Committee retained discretion to adjust the revenue amount for changes in accounting rules and extraordinary events.

In February 2020, the Compensation Committee determined that the Company’s annual revenue in 2019 was $254.5 million and accordingly, each named executive officer received a cash bonus award with respect to  this component at 150% of target.

Annual Software and Services Revenue Component

The annual software and services revenue component was also derived from OneSpan’s operating budget for 2019.  The annual software and services revenue target of $135.5 million based on that budget, was approved by the Compensation Committee in its subjective judgment during February 2019.  If the executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the targeted annual software and services revenue component likely would not be achieved.

The Compensation Committee, in its subjective judgment, established the following payout curve for performance at levels lower or higher than the annual software and services revenue target, with a maximum payout if 2019  annual software and services revenue was $149.0 million or more.

Performance Level
(2019 annual software and services revenue)	Level of Payout as a Percent of Target
Less than $122.0 million	0%
$122.0 million	50%
$135.5 million	100%
$149.0 million or higher	150%

Payment for performance between stated levels would be interpolated. In addition, the Compensation Committee retained discretion to adjust the revenue amount for changes in accounting rules and extraordinary events.

In February 2020, the Compensation Committee reviewed the annual software and services revenue for the year ended December 31, 2019, which was $127.4 million. Accordingly, the Compensation Committee determined, for the annual software and services revenue component, each named executive officer received a cash bonus award with respect to this component at 71% of target.

Annual Adjusted EBITDA Component

The annual Adjusted EBITDA component was derived from OneSpan’s operating budget for 2019.  The annual Adjusted EBITDA target of $25.1 million based on that budget, was approved by the Compensation Committee in its subjective judgment during February 2019.

The Compensation Committee, in its subjective judgment, established the following payout curve for performance at levels lower or higher than the annual Adjusted EBITDA target, with a maximum payout if 2019 annual Adjusted EBITDA was $28.0 million or more.

Performance Level
(2019 annual Adjusted EBITDA)	Level of Payout as a Percent of Target
Less than $22.6 million	0%
$22.6 million	50%
$25.1 million	100%
$28.0 million or higher	150%

Payment for performance between stated levels would be interpolated. In addition, the Compensation Committee retained discretion to adjust the Adjusted EBITDA amount for changes in accounting rules and extraordinary events.

In February 2020, the Compensation Committee reviewed the annual Adjusted EBITDA for the year ended December 31, 2019, which was $31 million. Accordingly, the Compensation Committee determined, for the annual Adjusted EBITDA component, each named executive officer received a cash bonus award with respect to this component at 150% of target. The overall cash bonus award payout was 122% of target based on the results and weightings of the three measures discussed above.

Long-Term Equity Compensation

Long-term incentive awards for 2019 were granted in February 2019 pursuant to our 2019 Omnibus Incentive Plan, subject to stockholder approval at our June 2019 stockholder annual meeting.  The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in OneSpan’s success. These incentives promote a long-term perspective critical to continued success in our business. They also ensure that our leaders are focused on stockholder value. The Compensation Committee believes that, over a period of time, our stock performance will, to a significant extent, be a direct result of our executives’ and key employees’ performance. The 2019  Omnibus Incentive Plan provides that awards of stock-based compensation, including restricted stock units and performance shares, may be granted at the discretion of the Compensation Committee, in such amounts and subject to such conditions as the Compensation Committee may determine in accordance with the plan. The 2019 Omnibus Incentive Plan was approved by our stockholders in June 2019.

In determining awards for 2019, the Compensation Committee reviewed long-term incentive compensation as part of total compensation based on comparisons with the peer companies, market conditions and other factors. The Compensation Committee, in its subjective judgment, determined the target economic value of the long-term compensation award for each named executive officer as a percentage of their base salary, as follows:

•	Mr. Clements—$1,990,000 or 428% of base salary (as set at the beginning of 2019)
•	Mr. Hoyt—$915,000 or 247% of base salary

2019-2021 Three-Year Performance-Based Shares

Sixty percent of the target economic value was granted as performance-based equity dependent on three-year performance targets. The three-year PSU’s based on 2019 through 2021 metrics are vested if, and when, earned at the close of 2021.  The Compensation Committee, in its subjective judgment, established the annual targets for the three-year PSU’s, which it believed, were aligned with the strategic plan and the Company’s  2019‑2021 budget. The targets are based upon hardware revenue and software and services revenue.  If the named executive officers fail to successfully execute or manage the key actions assumed in the operating budget and the strategic plan, the target revenue likely would not be achieved.

2019 Time-Based Shares

Forty percent of the target economic value of the total long-term equity compensation was granted in the form of time-based restricted stock units dependent on continued employment for the four-year vesting period.

The Compensation Committee believes performance-based long-term incentives based on three-year performance measures, and four-year time-based vesting, enhances the link between the creation of stockholder value and long-term executive compensation, provides increased equity ownership by the named executive officers and enables competitive levels of total compensation with an emphasis on payment for results. The Compensation Committee believes that the mix of a performance-based award and time-based award appropriately aligned the named executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the multi-year vesting mitigates risk and properly adjusts for the time horizon of risk, as these awards require an individual to remain in employment with OneSpan for multiple years before an award is fully vested.

On the grant date, the economic value of the long-term incentive awards was converted into the equivalent number of PSU’s and RSU’s by dividing the target economic value by the closing price of OneSpan’s common stock on the grant date.

The unvested portions of RSU’s granted in 2019 are subject to forfeiture upon the recipient’s cessation of service with OneSpan. Upon a change in control of OneSpan and a termination of employment under certain circumstances within one year after the change in control, (1) PSU’s for which the performance period has not been completed will vest at the target (100%) level pro-rata based on the number of days elapsed in the performance period, and (2) RSU’s will vest in full .

2017–2019 Three-Year Performance Shares

In February 2020, the Compensation Committee determined that the three-year performance shares granted in 2017 would vest based on Company performance for the period of 2017-2019.  The target performance criteria was exceeded and the shares were earned on March 31, 2020 after fulfillment of certain contingencies as follows:

•	Mr. Clements—57,201 shares or 116.4% of the performance target, valued at $1,038,198.
•	Mr. Hoyt—25,026 shares or 116.4% of the performance target, valued at $454,222.

Additional Compensation Elements

Retirement Plans

OneSpan does not provide retirement plans or pension plans specifically for the named executive officers.

Perquisites and Other Personal Benefits

OneSpan does not provide special executive perquisites or other personal benefits.

Change of Control and Severance Benefits

The Compensation Committee believes the severance and change in control benefit plans for our named executive officers are comparable with those benefits offered by our competitors and necessary to retain a talented executive team. The named executive officers’ possible severance and change in control benefits are described below under “Employment Agreements” and under “Potential Payments Upon Termination or Change-in-Control.” All stock awards require a “double trigger” for vesting to accelerate (both a change in control and a qualifying termination of employment), unless the successor does not assume or continue the awards or provide substitute awards.

Tax Deductibility of Executive Compensation

Until 2018, Section 162(m) of the Internal Revenue Code, imposed a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. An exception to this regulation is for performance-based compensation that meets certain requirements of the Internal Revenue Code. Certain awards made under the prior 2009 Equity Incentive Plan and our annual cash bonus may qualify as performance-based compensation under Section 162(m). However, not all grants that may be made under these plans will meet, and not all grants that have been made under these plans in the past meet, all the requirements for deductibility under Section 162(m) of the Internal Revenue Code. For example, we have utilized time-based equity awards as part of our compensation program that do not have a company performance metric associated with them.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our NEO’s after December 31, 2017 in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain binding contracts in place as of November 2, 2017 and which were not materially modified after that date. We do not view our performance-based stock awards as having a discretionary component and will seek to qualify such 2017 grants (paid out by March 31, 2020) as covered by the transition relief. Until there is further guidance, there is no assurance that we will be successful. The Compensation Committee retains discretion to make awards or modify awards in such a way that treatment under Section 162(m) may change or render the awards ineligible for a tax deduction. The Compensation Committee believes that our overall compensation philosophy and objectives should be balanced against any individual consideration such as tax deductibility. At this time, we do not expect the potential loss of tax deductions to be a significant item.

2020 Compensation Decisions

The Compensation Committee engaged its independent compensation consultant in 2019, Pay Governance, for 2020 compensation decisions. In addition, the Compensation Committee considered several other factors, including industry trends, prior executive performance and feedback from investors. As a result, during the first quarter of 2020, the Compensation Committee approved the following 2020 base salaries and annual bonus targets based on market rates along with other factors such as the executive’s performance and scope of responsibility: Mr. Clements- $480,000 (salary) and $480,000 (bonus target); and for Mr. Hoyt- $380,000 (salary) and $285,000 (bonus target).

The Compensation Committee chose to use different annual cash bonus targets to better align them with the Company’s strategic goals and its stockholder requests. The targets for 2020 are adjusted annual contract value, software and services revenue, adjusted EBITDA, and a discretionary strategic component. The three-year PSU’s granted in January 2020 also contain different performance metrics as the Company evolves: total revenue, adjusted EBITDA and total shareholder return. Finally, as reported in Form 4’s for the NEO’s, the amount of PSU’s as a percentage of compensation was materially increased due in part to market factors as well as the input of stockholders who requested that senior management have a larger equity stake in the Company to better align their interests with stockholders. In 2020, the Compensation Committee granted PSU’s (at underlying target shares) and RSU’s (underlying shares) as follows: Mr. Clements- 90,837 shares from PSU’s and 60,558 shares from RSU’s; and for Mr. Hoyt- 38,397 shares from PSU’s and 25,598 shares from RSU’s.

Summary Compensation Table

The following table provides selected information concerning compensation during the three fiscal years ended December 31, 2019 for services in all capacities to OneSpan, by (1) the principal executive officer, and (2) the principal financial officer (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

				Non-Equity	All Other
			Stock	Incentive Plan	Annual
Name and Principal Position	Year	Salary (1)	Awards (2)	Compensation (3)	Compensation (4)	Total
Scott M. Clements
President and Chief Executive Officer	2019	$465,000	$1,990,000	$567,300	$10,832	$3,033,132
	2018	$450,000	$1,485,000	$481,500	$11,211	$2,427,711
	2017	$424,000	$1,200,011	$474,255	$166,139	$2,265,405
Mark S. Hoyt
Executive Vice President and Chief Financial Officer	2019	$370,000	$915,000	$335,500	$10,352	$1,630,852
	2018	$360,000	$666,000	$283,550	$9,840	$1,319,390
	2017	$350,000	$525,012	$310,637	$23,246	$1,208,895

(1)	Salary represents base salary earned in the fiscal year indicated.
(2)

The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The 2018 and 2017 awards were granted under OneSpan’s 2009 Equity Incentive Plan. The 2019 awards were granted under our 2019 Omnibus Incentive Plan. Further information regarding the awards is presented below in the Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.

(3)	Represents the annual cash bonus paid for performance relative to targets for 2019 as further described in the “Compensation Discussion and Analysis” section above.

(4)	The named executive officers’ “All Other Annual Compensation” for 2019 consisted of:
•	Mr. Clements—Company matching 401(k) contributions of $9,800, imputed income from employee benefit and insurance premiums made by the Company of $1,032
•	Mr. Hoyt—Company matching 401(k) contributions of $9,800 and imputed income from employee benefit insurance premiums made by the Company of $552.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the named executive officers during 2019.

								All	Grant
					Estimated Future Payouts			Other	Date
		Estimated Future Payouts Under			Under Equity Incentive Plan			Stock	Fair
		Non-Equity Incentive Plan Awards (1)			Awards (2)			Awards:	Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Stock
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	Units (4)
Scott M. Clements
President and Chief Executive Officer
	1/3/19	$232,500	$465,000	$697,500
	2/1/19				40,503	81,005	121,508		$1,194,000
	2/1/19							54,003	$796,000
Mark S. Hoyt
Executive Vice President and Chief Financial Officer
	1/3/19	$137,500	$275,000	$412,500
	2/1/19				18,624	37,246	55,870		$549,000
	2/1/19							24,831	$366,000

(1)

Represents the threshold, target and maximum award amounts that could have been paid out as a cash bonus award under OneSpan’s annual cash incentive award program for performance in 2019 upon achievement of certain target financial levels for the year. The target award amounts are based on percentages of each named executive officer’s base salary at the beginning of the year. Additional information regarding the annual cash incentive compensation and the applicable metrics is provided above in “Compensation Discussion and Analysis” in the section entitled “Annual Cash Bonus.”

(2)

Represents performance-based restricted stock grants based on the achievement of financial targets for the period 2019‑2021. If the Compensation Committee determines that the financial targets are met, then the stock vests in full at the end of 2021.  The target award amounts are based on percentages of each named executive officer’s base salary at the beginning of the year. Additional information regarding the three-year performance-based stock grants and the applicable metrics is provided above in “Compensation Discussion and Analysis” in the section entitled “Long-Term Incentive Compensation.”

(3)	Represents time-based restricted stock grants that vest semi-annually over four years.
(4)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the restricted stock on the date the award was granted.

Employment Agreements

Each of our named executive officers is party to an employment agreement with OneSpan. Each agreement provides for base salary, incentive compensation and severance compensation.

Scott M. Clements

Mr. Clements’s employment agreement was entered into effective December 1, 2015 and was amended on November 15, 2016 and on July 28, 2017. Under the terms of his employment agreement, in the event Mr. Clements is terminated without cause or quits for good reason, he will continue to receive his base salary over a 12 month period and his target cash bonus amount for such year (and the bonus amount for the prior year if earned but not paid at the time of termination). If such a termination occurs within eighteen months following a change in control of OneSpan, then he will receive the amounts described in the preceding sentence in a lump sum payment. If Mr. Clements is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Clements has agreed to abide by several non-compete and non-solicit restrictions following the termination of his employment for a period of twelve months.

Mark S. Hoyt

Mr. Hoyt’s employment agreement was entered into effective October 5, 2015. Under the terms of his employment agreement, in the event Mr. Hoyt is terminated without cause or quits for good reason, he will continue to receive his base salary over a 12-month period. If such a termination occurs within eighteen months following a change in control of OneSpan, then he will receive a lump sum payment equal to his base salary and any applicable incentive compensation at the rate then in effect. If Mr. Hoyt is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Hoyt has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either six or twelve months, depending on the nature of the termination.

2019 Awards

The terms of the award of annual cash incentive bonuses, time-based restricted stock and performance-based restricted stock are described above under “Compensation Discussion and Analysis” and in the footnotes to the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the aggregate number of outstanding equity awards held by the named executive officers as of December 31, 2019. There were no stock option awards outstanding.

	Stock Awards
				Market Value of
	Earned Shares	Market Value of	Unearned Shares	Unearned Shares
	That Have Not	Earned Shares That	That Have Not	That Have Not
	Vested	Have Not Vested	Vested	Vested
Name	(#)	($)	(#)	($)
Scott Clements
Award Dated:
1/5/2017 (1)	12,286	$210,353	—	—
1/5/2017 (2)	—	—	49,147	$841,397
1/4/2018 (3)	25,961	$444,469	—	—
1/4/2018 (4)	—	—	62,308	$1,066,713
2/1/2019 (5)	—	—	47,253	$808,971
2/1/2019 (6)	—	—	81,005	$1,386,806
Mark S. Hoyt
Award Dated:
1/5/2017 (7)	5,376	$92,037	—	—
1/5/2017 (2)	—	—	21,502	$368,114
1/4/2018 (8)	11,644	$199,345	—	—
1/4/2018 (4)	—	—	27,945	$478,418
2/1/2019 (9)	—	—	21,728	$371,983
2/1/2019 (6)	—	—	37,246	$637,652

(1)	With respect to Mr. Clements’ unvested time-based restricted shares awarded on January 5, 2017, 8,191 shares will vest in 2020 and 4,095 shares will vest on January 5, 2021.
(2)

Subsequent to December 31, 2019, these three-year performance shares vested and were earned at 116.4% of the target upon achievement of the performance criteria for the three-year period ending December 31, 2019.  The awards were subject to contingencies that were fulfilled on March 31, 2020. Mr. Clements and Mr. Hoyt were issued 57,201 and 25,026 shares, respectively, on March 31, 2020.

(3)

With respect to Mr. Clements’ unvested time-based restricted shares awarded on January 4, 2018, 10,385 shares will vest in 2020, 10,384 shares will vest in 2021 and 5,192 shares will vest on January 4, 2022.

(4)	Performance shares that would be earned and vest upon achievement of financial targets for the three-year period ending December 31, 2020.
(5)

With respect to Mr. Clements’ unvested time-based restricted stock units awarded on February 1, 2019, 13,501 shares will vest in 2020, 13,500 shares will vest in 2021,  13,501 shares will vest in 2022 and 6,751 shares will vest on February 1, 2023.

(6)	Performance shares that would be earned and vest upon achievement of financial targets for the three-year period ending December 31, 2021.
(7)	With respect to Mr. Hoyt’s unvested time-based restricted stock units awarded on January 5, 2017, 3,583 shares will vest in 2020 and 1,791 shares will vest on January 5, 2021.
(8)

With respect to Mr. Hoyt’s unvested time-based restricted shares awarded on January 4, 2018, 4,658 shares will vest in 2020, 4,657 shares will vest in 2021 and 2,329 shares will vest on January 4, 2022.

(9)

With respect to Mr. Hoyt’s unvested time-based restricted stock units awarded on February 1, 2019, 6,208 shares will vest in 2020, 6,208 shares will vest in 2021, 6,208 shares will vest in 2022 and 3,104 shares will vest on February 1, 2023.

Stock Vested

The following table sets forth stock awards vested in the year ended December 31, 2019 held by the named executive officers.

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting	Vesting
Scott M. Clements President and Chief Executive Officer	33,139	$473,673

Mark S. Hoyt Executive Vice President and Chief Financial Officer	19,968	$298,316

Potential Payments Upon Termination or Change-in-Control

The following paragraphs and tables describe the potential payments and benefits to which the named executive officers would be entitled from the Company pursuant to their employment agreements in effect on December 31, 2019 and the Company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2019, or upon a change in control of the Company, if such change in control had occurred as of December 31, 2019.

For purposes of the following table, and its footnotes, all terms used with respect to events of termination or change in control shall have the following meanings unless otherwise indicated:

•

“Cause” under Mr. Clements’ and Mr. Hoyt’s employment agreements in effect on December 31, 2019 means: (i) he materially breaches his obligations under the employment agreement, OneSpan’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud, or serious or willful misconduct in connection with his job duties, or engages in unethical or immoral conduct that, in the reasonable judgment of the Compensation Committee, could injure the integrity, character or reputation of the Company; (iii) he fails or refuses to perform or habitually neglects, his duties and responsibilities under the agreement (other than on account of disability) and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 30 days;  (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of 10 days.

•	“Good Reason” under Mr. Hoyt’s and Mr. Clements’ employment agreements in effect on December 31, 2019 means:
(i)	failure to provide the compensation and benefits required by the Agreements;
(ii)

a reduction in Executive’s Base Salary below the Base Salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company or agreed to in writing by Executive;

(iii)	failure to appoint or elect Executive as an officer according to their title (and director in the case of Mr. Clements);
(iv)	any material diminution of Executive’s authority, duties or responsibilities (and no longer reporting to the Board in the case of Mr. Clements); or
(v)

the Company requiring Executive to be based at any office or location other than the office occupied by Executive in Chicago, Illinois as of the Effective Date or a reasonably comparable office located within a 40‑mile radius of such current office.

•

“Change in Control” under Mr. Clements’ and Mr. Hoyt’s employment agreements in effect on December 31, 2019 and the 2019 Omnibus Incentive Plan and the Executive Incentive Plan means the occurrence of any of the following events:

(i)

An acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of more than 40% of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise, exchange or conversion of any Convertible Securities unless such securities were themselves acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by T. Kendall Hunt or any of his affiliates, or (D) any acquisition by any Person pursuant to which (y) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (z) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(ii)

within any period of 12 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) ceases for any reason to constitute at least a majority of the Board; provided, however, for purposes hereof, that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a‑11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)

the consummation of (1) a reorganization or consolidation of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole to a Person or Persons who are not “related persons” as defined in

Treasury Regulation § 1.409A‑3(i)(5)(vii)(B); except in each a case a transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (B) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(iv)

The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (other than to an entity pursuant to a transaction which would comply with (A) and (B) of proviso (iii) above), assuming for this purpose that such transaction would otherwise be a Change of Control pursuant to (iii) above.

For purposes of the definition of “Change of Control” above, a series of transactions undertaken with a common purpose shall be treated as a single transaction that begins on the consummation of the first transaction in the series and ends at the consummation of the last transaction in the series.

The amounts in the table below as of December 31, 2019 do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

	Termination by company	Termination by company
	without Cause or by named	without Cause or by named
	executive officer for Good	executive officer for Good
	Reason, without a Change	Reason, following a
	in Control	Change in Control	Change in Control
Scott M. Clements,
President and Chief Executive Officer
Base salary (1)	$465,000	$465,000	$—
Annual cash bonus (2)	465,000	465,000	—
Restricted stock and restricted stock units (3)	—	1,463,760	1,463,760
Performance shares (4)	—	3,294,915	3,294,915
Total	$930,000	$5,688,675	$4,758,675

Mark S. Hoyt,
Executive Vice President and Chief Financial Officer
Base salary (1)	$370,000	$370,000	$—
Annual cash bonus (2)	—	275,000	—
Restricted stock and restricted stock units (5)	—	663,366	663,366
Performance shares (6)	—	1,484,184	1,484,184
Total	$370,000	$2,792,550	$2,792,550

(1)

In the case of Mr. Hoyt and Mr. Clements, pursuant to their employment agreements, the named executive officer will continue to receive regular payments of his base salary at the rate in effect at the time of termination, for his 12 months. In the case of Mr. Clements and Mr. Hoyt, when termination results from a termination without Cause or a termination for Good Reason by the named executive officer within eighteen months following a Change in Control, the named executive officer instead will receive a lump sum payment of the severance amount. Each named executive officer is subject to certain non-competition and non-solicitation restrictions for a fixed period following his termination.
(2)

Upon a termination of Mr. Clements’ employment without Cause or a termination for Good Reason by Mr. Clements, he will receive an amount equal to his annual cash bonus target amount. Upon a termination of Mr. Hoyt’s employment without Cause or a termination for Good Reason by Mr. Hoyt, he will receive an amount equal to the cash bonus amount earned but unpaid (if any). When a termination results from a termination without Cause or a termination for Good Reason by Mr. Hoyt within 18 months following a Change of Control, Mr. Hoyt will receive an amount equal to the cash bonus target amount.

(3)

Represents the value of 85,500 shares of restricted stock and restricted stock units held by Mr. Clements on December 31, 2019, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2019 ($17.12 per share). In the case of a Change in Control without a qualifying termination of employment event, the “Change in Control” column reflects the amount due if the acquirer did not retain or substitute the unvested equity in connection with the Change in Control event.

(4)

Represents the value of 192,460 shares of performance stock held by Mr. Clements on December 31, 2019, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2019 ($17.12 per share). In the case of a Change in Control without a qualifying termination of employment event, the “Change in Control” column reflects the amount due if the acquirer did not retain or substitute the unvested equity in connection with the Change in Control event.

(5)

Represents the value of 38,748 shares of restricted stock and restricted stock units held by Mr. Hoyt on December 31, 2019, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2019 ($17.12 per share). In the case of a Change in Control without a qualifying termination of employment event, the “Change in Control” column reflects the amount due if the acquirer did not retain or substitute the unvested equity in connection with the Change in Control event.

(6)

Represents the value of 86,693 shares of performance stock held by Mr. Hoyt on December 31, 2019, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2019 ($17.12 per share). In the case of a Change in Control without a qualifying termination of employment event, the “Change in Control” column reflects the amount due if the acquirer did not retain or substitute the unvested equity in connection with the Change in Control event.

CEO PAY RATIO

Beginning in 2017, we must disclose annually in our proxy statement the median of the annual total compensation of all employees (excluding the CEO), the annual total compensation of our CEO, and the ratio of the CEO compensation to the employee median compensation. We employ people in many countries in many different roles. We included all employees in our calculations.

The annual total compensation of the median employee was determined in the same manner as the total compensation for our CEO in the “Summary Compensation Table” above. We determined the required pay ratio as follows:

•

Calculating the total annual cash compensation (base salary, cash bonus, long term cash incentive paid in 2019) of all employees except the CEO, and then sorting those employees from highest to lowest;

•	Determining the median employee from that list; and
•	Calculating the total annual compensation of our CEO and of the median employee using the same methodology required for the Summary Compensation Table.

The total annual compensation for our CEO for 2019 was $3,033,132 The total annual compensation for the median employee was $82,352, which includes any base salary, bonus, long-term cash incentive awarded, overtime, contributions to pension plans, company contributions to defined contribution plans, company paid car and imputed income from employee benefit insurance premiums made by the Company. The resulting ratio of CEO pay to the pay of the Company’s median employee for 2019 is 37 to one.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2019, our Compensation Committee sought to provide our directors with a total economic value that adequately compensates them for the time and efforts expended in serving on the Board and committees of the Board, and that aligns director compensation with the interests of the Company’s stockholders. The Board approved the following compensation for non-employee directors for 2019:

Director annual retainer:	$60,000
Lead Director (if occupied)	$10,000
Chairman (if occupied)	$15,000
Audit Committee chairman fee:	$15,000
Audit Committee membership fee:	$4,000
Compensation Committee chairman fee:	$10,000
Compensation Committee membership fee:	$3,000
Corporation Governance and Nominating Committee chairman fee:	$7,500
Corporation Governance and Nominating Committee membership fee:	$3,000
Non-cash equity component:	$105,000

We do not pay separate director fees for meeting attendance. For 2019, the cash fees and annual retainers were paid on a quarterly basis in cash.

On February 1, 2019, the Company’s non-employee directors, Messrs. Cullinane, Fox, Hunt, Moog and Ms. Holley, each were awarded 7,124 deferred restricted stock units.  The awards vested and became non-forfeitable on February 1, 2020.

On June 12, 2019, Messrs. Boroditsky and Zenner, as newly elected directors, each were awarded a pro-rata equity grant of 4,155 deferred restricted stock units. The awards will vest and become non-forfeitable on June 12, 2020, on the first anniversary date of the grant date.

Vesting is accelerated upon death, disability or change in control for all grants to the Company’s non-employee directors. Payment of each director’s equity award(s) are deferred until the earlier of the director’s cessation of service or a change in control.

Director Stock Ownership Policy

Approximately 60% of the directors’ fees are payable in equity.  The Board has adopted a stock ownership policy. The policy provides that a Director’s annual retainer shall be paid in part in deferred equity equal in value to at least 50% of such Director’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership) until the Director holds stock valued at no more than three times the Board’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership).

Director Stock Trading Policy

The Company’s Officer and Director stock trading policy prohibits officers from the following trading activities in OneSpan securities: short selling; buying or selling put options, call options, or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sales contracts for OneSpan securities; purchasing OneSpan securities on margin; borrowing against Company securities in a margin account; or pledging OneSpan securities.

Director Compensation Table

The table below sets forth the fees earned by each non-employee director in 2019.

	Fees Earned	Stock
	or Paid	Awards
Name	in Cash	(3)(4)	Total
Marc Boroditsky (1)	$37,917	$56,875	$94,792
Michael Cullinane (2)	$81,000	$105,000	$186,000
John Fox (2)	$92,000	$105,000	$197,000
Jean Holley (2)	$74,500	$105,000	$179,500
T. Kendall Hunt (2)	$60,000	$—	$60,000
Matthew Moog (2)	$70,000	$105,000	$175,00
Marc Zenner (1)	$37,917	$56,875	$94,792

(1)

On June 12, 2019, Messrs. Boroditsky and Zenner, as newly elected directors, each were awarded 4,155 deferred restricted stock units, as described above under “Compensation of Directors.” The awards were granted under our 2019 Omnibus Incentive Plan.

(2)

On February 1, 2019, the Company’s non-employee directors, Messrs. Cullinane, Fox, Hunt, Moog and Ms. Holley, each were awarded 7,124 deferred restricted stock units, as described above under “Compensation of Directors.” The awards were granted under our 2019 Omnibus Incentive Plan.

(3)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
(4)

The aggregate number of unvested stock awards outstanding on December 31, 2019 for each Messrs. Cullinane, Fox, Hunt, and Moog, and Ms. Holley was 7,124 deferred shares. The aggregate number of unvested stock awards on December 31, 2019 for each Messrs. Boroditsky and Zenner was 4,155.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Boroditsky, Mr. Cullinane, Mr. Fox, Ms. Hassan, Ms. Holley, Ms. Johnson, Mr. Moog and Mr. Zenner. None of these individuals was at any time during fiscal year 2019 or was formerly an officer or employee of OneSpan. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a‑8 under the Exchange Act, stockholders may present proper proposals for consideration at and for inclusion in our proxy statement relating to the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement relating to our 2021 annual meeting of stockholders, to be timely, (x) with respect to an annual meeting, a stockholder’s notice shall be received by the Secretary at the principal executive offices of the corporation not later than 5:00 p.m. Central Time on the 90th day, nor earlier than 5:00 p.m. Central Time on the 120th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders  (June 10, 2020); provided, however, that in the event that no annual meeting of stockholders was held in the previous year or if the date of the annual meeting of stockholders is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received not later than 5:00 p.m. Central Time on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation and (y) with respect to a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting, a stockholder’s notice shall be received by the Secretary at the principal executive offices of the corporation not earlier than 5:00 p.m. Central Time on the 120th day prior to such special meeting and not later than 5:00 p.m. Central Time on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such special meeting is first made by the corporation. A stockholder’s notice must otherwise comply with the requirements of Rule 14a‑8 and of the Company’s  By‑laws. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the anniversary of the prior year meeting  (June 10, 2020); the written notice must include the information required by Article I of the Company’s  By‑laws. A copy of the Company’s  By‑laws is available on our website, investors.onespan.com in the governance section of our investor relations webpage.

PROXY SOLICITATION

The Company will solicit proxies by mail. Proxies may also be solicited by directors, officers or regular employees personally or by mail, telephone or telegraph, but such individuals will not be specially compensated for these services. Brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock, and the Company will reimburse them for their expenses in doing so. The full cost of the preparation and mailing of the Proxy Statement and accompanying materials and the related proxy solicitations will be borne by the Company.

TRANSACTIONS WITH RELATED PERSONS

We have not established a formal policy for the review of related person transactions because such transactions are generally prohibited under our Code of Ethics and Conduct, which is applicable to all of our directors and employees. However, we do review any proposed related person transactions of our directors and officers and have not entered into any such material transactions in 2019. A copy of the Code of Ethics and Conduct is available on our website, investors.onespan.com in the governance section of our investor relations webpage.

In addition to having all directors and employees certify their compliance with the Code of Ethics and Conduct on an annual basis, each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Proxy Statement and our Annual Report on Form 10‑K. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S‑K. Each director and executive officer is obligated to notify OneSpan immediately of any subsequent changes to the information provided in his or her responses to the question.

Should a related person transaction be identified through any of the aforementioned means, the Board of Directors or a committee of independent directors, as appropriate, would review the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year ended December 31, 2019, all of the Company’s directors, executive officers and greater than 10% beneficial owners complied with Section 16(a) filing requirements applicable to them, except that Form 4’s for certain of our directors and executive officers were inadvertently filed late in 2019 due to changes in our equity award methodology following the adoption of a new Omnibus Incentive Plan in 2019. Form 4A’s have since been filed for all affected directors and executive officers to correct any prior errors.

MAJORITY VOTING FOR DIRECTORS

Under our bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present; provided that in a contested election (as defined below), the directors shall be elected by the vote of a plurality of the votes cast.  A  “contested election” is one in which as of the 10th day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders of the corporation, a stockholder of the corporation has provided to the corporation, and not withdrawn, a notice of an intention to nominate one or more candidates for election to the Board of Directors.  For these purposes, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1‑800‑542‑1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call OneSpan Inc., 121 West Wacker Drive, 20th Floor, Chicago, IL 60601, Attention: Secretary (telephone number: 312‑766‑4001). If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting our Secretary in the same manner.

By Order of the Board of Directors,

Steven R. Worth
Secretary

April 24, 2020

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ONESPAN INC 121 WEST WACKER DRIVE, STE 2050 CHICAGO, ILLINOIS 60601 ATTN: SUZANNE MASO During The Meeting - Go to www.virtualshareholdermeeting.com/OSPN2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D14783-P38146 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ONESPAN INC The Board of Directors recommends you vote FOR the following proposals: 1. To elect ten directors to serve on the Board of Directors; Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Marc Boroditsky The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! 2 Years ! 3 Years ! Abstain 1b. Scott M. Clements 2. To hold an advisory vote on executive compensation; The Board of Directors recommends you vote 3 years on the following proposal: 1 Year 1c. Michael P. Cullinane ! ! For ! Against ! Abstain 1d. John N. Fox, Jr. 3. To hold an advisory vote on the frequency of future advisory votes on executive compensation; 1e. Naureen Hassan The Board of Directors recommends you vote FOR the following proposal: ! ! ! 1f. Jean K. Holley 4. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and 1g. T. Kendall Hunt 5. To transact such other business as may properly come before the meeting. 1h. Marianne Johnson 1i. Matthew Moog 1j. Marc Zenner Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D14784-P38146 ONESPAN INC Annual Meeting of Stockholders June 10, 2020 10:00 AM Central Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Scott M. Clements and Steven R. Worth, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ONESPAN INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Central Time on June 10, 2020, at www.virtualshareholdermeeting.com/OSPN2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side